UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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ACCENTURE LTD

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[Starting July 1, 2009 the message below was sent to employees of Accenture in the following countries: Austria, China, Czech Republic, Finland, France, Hungary, India, Italy, Japan, Luxembourg, Mexico, Norway, Poland, Portugal, Russia, South Africa, Spain, Sweden, Turkey and Venezuela.]

We recently announced our Board of Directors’ unanimous approval of the change in Accenture’s place of incorporation to Ireland from Bermuda. We believe that this change is in the best interests of Accenture and our shareholders. While the change is largely a corporate administrative matter and will not affect our day-to-day business, we want to make sure we are communicating to our employees relevant information regarding the transaction.

As we plan for the change in place of incorporation, we continue to review the transaction details and impact to our employees in [COUNTRY]. This potential change in place of incorporation may be treated as a taxable event in which gain or loss is recognized under the tax laws of [COUNTRY].

If you own Accenture Ltd shares, we recommend that you consult your tax advisor for a full understanding of the tax consequences of the transaction to you, since the actual tax consequences of the transaction to you may depend on your specific situation. Please refer to the proxy statement [hyperlink to proxy statement] for the details of the transaction.

We hope to complete the process effecting the change in Accenture’s place of incorporation on September 1 and will provide additional tax information to you before calendar year-end, including information needed to report the transaction with your [COUNTRY] tax filing.

If you have questions, you can submit a question to Accenture.Q&A [hyperlink to internal Accenture Q&A submissions website].

Thank you.

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